EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Susan Fisher 262-636-8434  s.h.fisher@na.modine.com

Modine Reports Fourth Quarter and Full Year Fiscal 2008 Results

Fourth Quarter Loss from Continuing Operations of $1.26 Per Fully Diluted Share on Revenue of $479 Million;
Strong International and Commercial Products Growth; Restructuring in North America and Europe on Track;
Continuing Portfolio Actions to Address Business Performance

RACINE, WI, May 27, 2008 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported fourth quarter fiscal 2008 net sales of $478.5 million, a loss from continuing operations before income taxes of $27.5 million and a loss from continuing operations of $40.3 million, or $1.26 per fully diluted share.  Included in these results are repositioning charges of $8.0 million in connection with the company’s announced restructuring in its North American and European operations, long-lived asset impairment charges of approximately $16.0 million, including $12.1 million related to the company’s Korean operations, and a valuation allowance charge of $6.7 million recorded against its Korean net deferred tax assets.  In addition, the company continues to be unable to benefit from taxable losses in the U.S., resulting in incremental valuation allowance charges of $17.6 million during the fourth quarter.

“In closing out a difficult fiscal 2008, our fourth quarter was particularly challenging for Modine as we took additional and necessary steps to address underlying business performance issues,” said Modine President and Chief Executive Officer Thomas A. Burke.  “We are accelerating our efforts to improve our gross margin to ensure our long-term competitiveness.  Our challenges in North America and Korea overshadowed the solid results we are experiencing in our Original Equipment - Europe, South America and Commercial Products segments.  We are taking steps to realign our manufacturing footprint through the closure of three plants in North America and one in Europe.  These actions are expected to result in annualized savings in a range of $20 million to $25 million and improve asset utilization in our North American operations when fully implemented over the next 18 to 24 months.  We also have accelerated the pace of our portfolio rationalization strategy, including completion of the previously-announced sale of our Electronics Cooling business on May 1.  In addition, we are embarking on a plan to address continued, significant underperformance in our Korea-based operations and we are taking actions currently in an effort to assist that business to achieve acceptable financial performance.”

“As we look toward our 18 to 24 month recovery plan and goal of achieving an 18 to 20 percent gross margin and an 11 to 12 percent return on average capital employed, we are moving forward in a decisive manner to address the fundamentals in our Korea-based business,” said Bradley C. Richardson, Executive Vice President, Corporate Strategy and Chief Financial Officer.  “Since the acquisition in 2004, this business has been unable to achieve the profitability, global capability, and customer diversification that we envisioned.  From a global perspective, Modine’s business strategy remains intact as we continue to focus on thermal management, technological differentiation, and diversification of products, markets, customers and geographies. With new program opportunities globally for our engine products, powertrain cooling solutions, commercial products and fuel cell technologies, the fundamental growth drivers of our business remain sound and we are committed to our underlying four to six percent compounded annual organic growth goal.”

Fourth Quarter Fiscal 2008 Results – Page 2

Fourth Quarter Overview
•
Sales in Europe, South America and Commercial Products increased 31 percent, 46 percent and 22 percent, respectively, versus the fourth quarter of fiscal 2007.  Excluding the impact of foreign currency exchange rates, sales in Europe, South America and Commercial Products increased 17 percent, 21 percent and 22 percent, respectively, versus the fourth quarter of last year;

•	Unfavorable results continued in the Original Equipment – North America segment due to operating inefficiencies and the slower-than-anticipated recovery in the North American truck market;
•	Charges totaling $8.0 million were recorded related to our ongoing restructuring activities in North America and Europe;
•
Continuing underperformance in combination with a reduced outlook for the company’s Korean business resulted in a long-lived asset impairment charge of $12.1 million in the Original Equipment – Asia segment.  Modine is embarking on a plan for this business to increase profitability through ongoing product rationalization, price realization, and manufacturing cost reductions;

•	Long-lived asset impairment charges of $3.9 million were recorded primarily related to the company’s cancellation of a Commercial Products program that was in its development phase;
•	Executive retirement costs of $3.2 million were recorded in connection with the retirement of former President and Chief Executive Officer David B. Rayburn at the end of the fiscal year;
•	Out-of-period adjustments of $2.1 million were recorded in the Original Equipment – Europe segment related to certain account reconciliation corrections made during the quarter; and
•
Valuation allowance charges of $23.8 million were recorded against net deferred tax assets, primarily consisting of $17.6 million recorded in the U.S., as the company continues to be unable to benefit from taxable losses in this tax jurisdiction, and $6.7 million recorded in Korea.

The following table reconciles the estimated significant differences in loss from continuing operations before income taxes between the fourth quarter of fiscal 2007 and the fourth quarter of fiscal 2008:

($ in millions)
Fourth Quarter Fiscal 2007 Loss from Continuing Operations before Income Taxes	$(4.8)

Differences
Long-lived asset impairment charges	(16.0)
Incremental repositioning costs	(5.0)
Executive retirement	(3.2)
Europe out-of-period adjustments	(2.1)
Underlying improvement	3.6

Fourth Quarter Fiscal 2008 Loss from Continuing Operations before Income Taxes	$(27.5)

Sales: Fourth quarter sales from continuing operations increased by 15 percent to $478.5 million from the $414.7 million reported in the fourth quarter of fiscal 2007.  Excluding the impact of foreign currency exchange rate changes, underlying sales increased by $35.7 million, or 9 percent.  The sales volume increase was driven by strong sales in Europe, South America, and Commercial Products, offset by a reduction in North American medium and heavy-duty truck volumes.

Gross Profit:  Fourth quarter gross profit was $58.9 million, or 12.3 percent of sales, compared to gross profit of $57.1 million, or 13.8 percent of sales, in the same period last year.  Included in the fourth quarter fiscal 2008 gross profit was $3.0 million of repositioning costs and $2.1 million related to the Europe out-of-period adjustments.  These items had a 110 basis point impact on the current quarter gross margin.  Included in the fourth quarter fiscal 2007 gross profit was $1.9 million of repositioning costs, which had a 40 basis point impact on that quarter’s gross margin.  The decrease in gross margin was principally due to North American operational inefficiencies, primarily relating to facility closures, product transfers, and new product launches.  The company is addressing these inefficiencies as it moves toward greater operating scale to support its increasingly global customers with a more competitive cost base.

Fourth Quarter Fiscal 2008 Results – Page 3

Selling, General & Administrative (SG&A) Expenses:  Fourth quarter SG&A expenses increased $3.9 million from the fourth quarter of fiscal 2007.  Excluding the impact of foreign currency exchange rate changes, fourth quarter SG&A expenses increased $1.9 million from the fourth quarter of fiscal 2007.  As a percentage of sales, SG&A decreased to 13.4 percent in the fourth quarter of fiscal 2008 from 14.5 percent in the fourth quarter of fiscal 2007.

Results from Continuing Operations before Income Taxes:  Fourth quarter 2008 loss from continuing operations before income taxes was $27.5 million, compared to a loss from continuing operations before income taxes of $4.8 million in the same period last year.  As noted above, the fourth quarter 2008 results include the impact of long-lived asset impairment charges, incremental repositioning costs, executive retirement costs and out-of-period adjustments, as well as $3.6 million of overall improvement driven by strength in the company’s Original Equipment – Europe, South America and Commercial Products segments, largely offset by continued weakness in the Original Equipment – North America segment.

Results from Continuing Operations:  After considering income tax effects, fourth quarter 2008 loss from continuing operations was $40.3 million, or $1.26 per fully diluted share, compared to a loss from continuing operations of $4.1 million, or $0.13 per fully diluted share, in the same period last year.  Similar to the third quarter of fiscal 2008, the company continues to be unable to benefit from taxable losses in the U.S., which resulted in a valuation allowance charge of $17.6 million established against U.S deferred tax assets.  The company also recorded a charge of $6.7 million related to a valuation allowance established against its Korean deferred tax assets based on the determination that it was more likely than not that these assets will not be realized.

Full Year Fiscal 2008 Overview
Full year sales for the fiscal year ended March 31, 2008 increased by 7 percent to $1.85 billion from $1.72 billion reported in fiscal 2007.  Excluding the impact of foreign currency exchange rate changes, underlying sales increased by $31.5 million, or 1.8 percent.  Fiscal 2008 gross profit was $269.6 million, or 14.6 percent of sales, in comparison to the fiscal 2007 gross profit of $281.0 million, or 16.3 percent of sales.  The fiscal 2008 gross profit included $5.4 million of repositioning costs, or 0.3 percent of sales, and the fiscal 2007 gross profit included $4.2 million of repositioning costs, or 0.2 percent of sales.  This year-over-year decline in gross profit and margin was primarily driven by operating inefficiencies experienced in our Original Equipment – North America business.  These inefficiencies were driven by the underutilization of our manufacturing facilities amid a slower-than-anticipated recovery in the heavy-duty truck market, as well as inefficiencies relating to facility closures, product transfers, and new product launches as we realign our manufacturing footprint.

Fiscal 2008 loss from continuing operations before income taxes was $21.1 million, as compared to earnings from continuing operations before income taxes of $45.2 million reported during fiscal 2007.  The 2008 fiscal year loss included asset impairment charges of $47.4 million including an impairment of the Original Equipment – North America goodwill balance of $23.8 million, a long-lived asset impairment charge in Korea of $12.1 million, and other long-lived asset impairment charges totaling $11.5 million.  During fiscal 2008, the Company reported an after-tax loss from continuing operations of $65.5 million, or $2.05 per fully diluted share, as compared to after-tax earnings from continuing operations of $38.9 million, or $1.21 per fully diluted share in fiscal 2007.  The reduction in pre-tax results, in combination with $64.6 million of valuation allowance charges recorded during fiscal 2008, contributed to this year-over-year reduction in after-tax results.

Fourth Quarter Fiscal 2008 Results – Page 4

Cash and Liquidity
Operating cash flows were $67.4 million for the year ended March 31, 2008, compared with $102.4 million in fiscal 2007.  The company’s cash balance at March 31, 2008 was $38.3 million, compared to $21.2 million as of March 31, 2007.  The company’s debt less cash on hand at March 31, 2008 was $188.2 million, compared to $188.7 million at December 26, 2007.  The debt to capital (debt plus shareholders’ equity) ratio at March 31, 2008 of 32.6 percent was consistent with the 32.5 percent at December 26, 2007.  The company continues to focus on maintaining its debt less cash on hand at or below the year-end fiscal 2008 balance and expects to meet its debt covenants and liquidity requirements as it implements its restructuring activities and reinvests in future growth.

Dividend Action
As announced in a separate press release today, the Modine Board of Directors has authorized a reduction in the company’s quarterly cash dividend on its common stock to a rate of 10 cents per share from 17.5 cents per share.  The 10 cent per share dividend will be paid June 20, 2008, to shareholders of record as of June 6, 2008.   The primary purpose in reducing the dividend is to provide financial flexibility and support reinvestment for growth during the company’s restructuring period.

Guidance Summary

Fiscal 2009 Guidance
	Fiscal 2008	(including repositioning charges)
	Actual Results	Low	High
Net sales	$1.85 billion	$1.90 billion	$2.00 billion
Gross margin	14.6%	14.2%	14.7%
Pre-tax earnings (loss)	($21.1) million	$16.0 million	$20.0 million
Earnings before interest,taxes, depreciation and amortization (EBITDA)	$73 million	$116 million	$120 million
Capital spending
(net of divestitures)	$77 million	$70 million	$80 million

As the company looks to fiscal year 2009 and beyond, it has the following expectations:
•	Continued strength in the Original Equipment - Europe, South America and Commercial Products segments;
•	Continued softness in the North American heavy-duty truck market with Class 8 build rates projected at 237,000 units for fiscal 2009 (220,000 units for calendar 2008);
•
The fiscal 2009 gross margin guidance includes an estimated $5 million, or 0.2 percent of sales, in  repositioning costs and $7 million, or 0.4 percent of sales, in plant inefficiencies and incremental scrap specifically related to the announced plant closures in North America and Europe;

•	Additional capacity from newly opened facilities in China, Hungary, Mexico and India;
•	Material cost assumptions include copper at $3.80 per pound, aluminum at $1.35 per pound, nickel at $12.50 per pound, and planned surcharges anticipated from steel providers;
•	The U.S. dollar will continue to remain weak in comparison to other foreign currencies, especially the Euro and Brazilian Real;
•	A significantly higher effective tax rate (approximately 180 percent), based on the expectation that the company will be unable to benefit from taxable losses in the U.S. and Korea; and

Fourth Quarter Fiscal 2008 Results – Page 5

•	As the mix of earnings by tax jurisdiction normalizes, the company would anticipate a return to a more normalized tax rate (estimated at 25 to 35 percent) in 2010.

Conference Call and Webcast
Modine will conduct a conference call and live webcast, with a slide presentation, on Tuesday, May 27, 2008 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the fiscal 2008 fourth quarter and full year.   The webcast and accompanying slides will be available on the investor section of the Modine website at www.modine.com.    The dial-in phone number for the audio portion of the call is 800-798-2884; passcode: 66096140.  The international call-in number is 617-614-6207; passcode: 66096140.  Participants are encouraged to log on to the webcast and conference call about 10 minutes prior to the start of the event. A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com, after May 27, 2008.  A transcript of the call will be posted to the company’s website after May 30, 2008.  A call-in replay will be available through June 3, 2008, at 888-286-8010; passcode: 27160624 or, for international callers, at 617-801-6888; passcode:  27160624.

About Modine
Modine, with fiscal 2008 revenues of $1.8 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 7,900 people at 33 facilities worldwide in 15 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Modine’s current expectations. The company’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, the company’s ability to successfully implement its restructuring plans and drive cost reductions as a result; the ability to maintain adequate liquidity to carry out restructuring programs while investing for future growth; its ability to continue to service its customers during the implementation of any restructuring plan; the avoidance of inefficiencies in the transition of products from plants to be closed to plants continuing in operation; factors impacting the Original Equipment -  North America segment operating results; the ability to improve the profitability of its Korean business; the ability of the company, its customers and suppliers to achieve projected sales and production levels; unanticipated product or manufacturing difficulties; the ability of the company to recoup the increasing cost of raw materials (including steel, copper, aluminum, nickel and energy) in our product pricing; fluctuations in currency values, in particular, change in the relative values of the U.S. dollar, won, euro and real; the ability of the company to obtain profitable business at its new facilities in China, Hungary, Mexico and India and to produce quality products at these facilities from business obtained; the company’s ability to remain in compliance with its debt agreements; the company’s ability to refinance the existing revolving credit facility as it matures; international economic changes and challenges; and other factors affecting the company’s business prospects discussed in filings made by the company, from time to time, with the Securities and Exchange Commission including the factors discussed in Item 1A, Risk Factors, and in the “Forward-Looking Statements” section in Item 7 of the company’s most recent Annual Report on Form 10-K and in its quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

Fourth Quarter Fiscal 2008 Results – Page 6

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA and ROACE, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.  The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Return on average capital employed (ROACE)
Pre-tax earnings adding back impairment of goodwill and long-lived assets and interest expense, the sum of which is tax effected at normalized 30 percent tax rate; divided by the average total debt plus shareholders’ equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of a 30 percent tax rate.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, discontinued operations, depreciation and amortization: this is a financial measure of the profit generated excluding the above mentioned items.

-- Financial tables follow –

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

(In thousands, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2008	2007	2008	2007
Net sales	$478,505	$414,674	$1,849,373	$1,722,281
Cost of sales	419,607	357,547	1,579,778	1,441,241
Gross profit	58,898	57,127	269,595	281,040
Selling, general & administrative expenses	64,167	60,269	235,258	231,639
Restructuring charges	3,887	1,221	3,565	3,618
Impairment of goodwill and long-lived assets	15,965	-	47,420	-
(Loss) income from operations	(25,121)	(4,363)	(16,648)	45,783
Interest expense	4,004	2,933	13,198	10,144
Other income - net	(1,660)	(2,525)	(8,721)	(9,518)
(Loss) earnings from continuing operations before income taxes	(27,465)	(4,771)	(21,125)	45,157
Provision for (benefit from) income taxes	12,873	(640)	44,386	6,236
(Loss) earnings from continuing operations	(40,338)	(4,131)	(65,511)	38,921

(Loss) earnings from discontinued operations (net of income taxes)	(620)	1,381	(85)	3,341
Cumulative effect of accounting change (net of income taxes)	-	-	-	70
Net (loss) earnings	$(40,958)	$(2,750)	$(65,596)	$42,332

(Loss) earnings per share of common stock - basic:
Continuing operations	$(1.26)	$(0.13)	$(2.05)	$1.21
(Loss) earnings from discontinued operations	(0.02)	0.04	-	0.10
Cumulative effect of accounting change	-	-	-	-
Net (loss) earnings - basic	$(1.28)	$(0.09)	$(2.05)	$1.31

(Loss) earnings per share of common stock - diluted:
Continuing operations	$(1.26)	$(0.13)	$(2.05)	$1.21
(Loss) earnings from discontinued operations	(0.02)	0.04	-	0.10
Cumulative effect of accounting change	-	-	-	-
Net (loss) earnings - diluted	$(1.28)	$(0.09)	$(2.05)	$1.31

Weighted average shares outstanding:
Basic	31,974	32,137	32,030	32,149
Diluted	31,974	32,137	32,030	32,246

Dividends paid per share	$0.175	$0.175	$0.700	$0.700

Comprehensive (loss) earnings, which represents net (loss) earnings adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in SFAS No. 158 benefit plan adjustment recorded in shareholders' equity, for the three month period ended March 31, 2008 and 2007 were $(38,171) and ($1,100), respectively, and for the twelve month period ended March 31, 2008 and 2007, were $(2,321) and $68,977, respectively.

Condensed consolidated balance sheets (unaudited)

		(In thousands)
	March 31, 2008	March 31, 2007
Assets
Cash and cash equivalents	$38,313	$21,227
Short term investments	2,909	3,001
Trade receivables - net	287,383	248,493
Inventories	123,395	108,217
Assets held for sale	6,871	9,256
Other current assets	63,281	66,663
Total current assets	522,152	456,857
Property, plant and equipment - net	533,807	514,949
Assets held for sale	5,522	9,281
Other noncurrent assets	88,377	120,486
Total assets	$1,149,858	$1,101,573
Liabilities and shareholders' equity
Debt due within one year	$303	$3,493
Accounts payable	199,593	194,734
Liabilities of business held for sale	3,093	3,478
Other current liabilities	132,411	106,248
Total current liabilities	335,400	307,953
Long-term debt	226,198	175,856
Deferred income taxes	22,843	18,291
Liabilities of business held for sale	166	94
Other noncurrent liabilities	97,343	106,112
Total liabilities	681,950	608,306
Shareholders' equity	467,908	493,267
Total liabilities & shareholders' equity	$1,149,858	$1,101,573

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

		(In thousands)
Twelve months ended March 31,	2008	2007

Cash flows from operating activities:
Net (loss) earnings	$(65,596)	$42,332
Adjustments to reconcile net (loss) earnings with net cash provided by operating activities:
Depreciation and amortization	80,951	71,104
Impairment of goodwill and long-lived assets	47,420	-
Deferred income taxes	21,541	(9,028)
Other - net	3,433	8,447
Net changes in operating assets and liabilities	(20,395)	(10,445)
Net cash provided by operating activities	67,354	102,410

Cash flows from investing activities:
Expenditures for plant, property and equipment	(87,013)	(82,752)
Acquisitions, net of cash	-	(11,096)
Proceeds from dispositions of assets	10,020	931
Settlement of derivative contracts	(1,974)	(1,412)
Other - net	85	3,081
Net cash used for investing activities	(78,882)	(91,248)

Cash flows from financing activities:
Net increase in debt	47,113	16,125
Cash proceeds from exercise of stock options	701	2,914
Repurchase of common stock, treasury and retirement	(7,710)	(14,519)
Cash dividends paid	(22,633)	(22,642)
Other - net	8,574	(1,682)
Net cash provided by (used for) financing activities	26,045	(19,804)

Effect of exchange rate changes on cash	2,569	(929)

Net increase (decrease) in cash and cash equivalents	17,086	(9,571)

Cash and cash equivalents at beginning of the period	21,227	30,798

Cash and cash equivalents at end of the period	$38,313	$21,227

Condensed segment operating results (unaudited)

				(In thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2008	2007	2008	2007
Sales:
Original Equipment - Asia	$63,434	$58,634	$268,420	$218,892
Original Equipment - Europe	199,046	151,449	750,965	588,746
Original Equipment - North America	139,970	144,605	521,111	667,889
South America	35,447	24,308	133,048	77,159
Commercial Products	47,354	38,810	198,777	178,534
Fuel Cell	1,105	1,285	3,335	4,605
Segment sales	486,356	419,091	1,875,656	1,735,825
Corporate and administrative	1,494	801	3,955	4,499
Eliminations	(9,345)	(5,218)	(30,238)	(18,043)
Total net sales	$478,505	$414,674	$1,849,373	$1,722,281

Operating income/(loss):
Original Equipment - Asia *	$(14,898)	$(546)	$(13,750)	$(942)
Original Equipment - Europe	18,314	10,291	87,088	61,962
Original Equipment - North America **	(10,593)	3,155	(44,817)	44,708
South America	2,139	1,619	11,204	4,670
Commercial Products	(1,748)	(456)	9,280	7,743
Fuel Cell	(581)	(494)	(1,828)	(815)
Segment (loss) income from operations	(7,367)	13,569	47,177	117,326
Corporate and administrative	(17,774)	(17,971)	(63,908)	(71,561)
Eliminations	20	39	83	18
(Loss) income from operations	$(25,121)	$(4,363)	$(16,648)	$45,783

* The Original Equipment - Asia results for the three and twelve months ended March 31, 2008 include a long-lived asset impairment charge of $12,077.
** The Original Equipment - North America results for the twelve months ended March 31, 2008 include a goodwill impairment charge of $23,769.

Modine Manufacturing Company
Return on average capital employed (unaudited)

		(Dollars in thousands)
Trailing four quarters ended March 31,	2008	2007

Pre-tax (loss) earnings	$(21,125)	$45,157
Add:
Impairment of goodwill and long-lived assets	47,420	-
Interest expense	13,198	10,144
Adjusted pre-tax earnings	39,493	55,301
Normalized tax rate (30%)	11,848	16,590
Normalized earnings	$27,645	$38,711

Divided by:
Average capital (debt + equity, last five quarter ends / divided by 5)	$713,518	$697,391

Return on average capital employed	3.9%	5.6%

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (unaudited)

				(In thousands)
	Three months ended March 31,		Twelve months ended March 31,
	2008	2007	2008	2007
Net (loss) earnings	$(40,958)	$(2,750)	$(65,596)	$42,332
Provision for (benefit from) income taxes (a)	12,873	(640)	44,386	6,281
Interest expense	4,004	2,933	13,198	10,144
Loss (earnings) from discontinued operations (b)	620	(1,381)	85	(3,341)
Depreciation and amortization (c)	22,505	18,422	80,752	69,725
EBITDA from continuing operations	$(956)	$16,584	$72,825	$125,141

(a)	Provision for income taxes for the twelve months ended March 31, 2007 includes $45 of taxes related to the cumulative effect of accounting change.
(b)	The calculation of EBITDA excludes the results of discontinued operations for the periods presented.
(c)
Depreciation and amortization of $292 for the three months ended March 31, 2007 and $199 and $1,379 for the twelve months ended March 31, 2008 and 2007, respectively, related to discontinued operations and were excluded from the depreciation and amortization as presented.